STARBOX

# Starbox Group Holdings Ltd.


GETBATS.
#1 REBATES
SEEBATS.
PAYBATS.

## Corporate Presentation

**August 2022**

Issuer Free Writing Prospectus dated August 1, 2022
Filed Pursuant to Rule 433 of the Securities Act of 1933, as amended
Relating to Preliminary Prospectus dated July 20, 2022
Registration Statement No. 333-265635

# Free Writing Prospectus Statement

This free writing prospectus relates to the proposed public offering of ordinary shares (“Ordinary Shares”) of Starbox Group Holdings Ltd. (“we”, “us”, or “our”) and should be read together with the Registration Statement we filed with the Securities and Exchange Commission (the “SEC”) for the offering to which this presentation relates and may be accessed through the following web link:

https://www.sec.gov/Archives/edgar/data/0001914818/000149315222019912/formf-1a.htm

The Registration Statement has not yet become effective. Before you invest, you should read the prospectus in the Registration Statement (including the risk factors described therein) and other documents we have with the SEC in their entirety for more complete information about us and the offering. You may get these documents for free by visiting EDGAR on the SEC website at http://www.sec.gov.

Alternatively, we or our underwriter will arrange to send you the prospectus if you contact Network 1 Financial Securities, Inc. 2 Bridge Ave, Suite #241, Red Bank, NJ 07701, or by calling +1(800)-886-7007 or contact Starbox Group Holdings Ltd. via email: ir@starboxholdings.com.

# Forward-Looking Statement

This presentation contains forward-looking statements that reflect our current expectations and views of future events, all of which are subject to risks and uncertainties. Forward-looking statements give our current expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. You can find many (but not all) of these statements by the use of words such as “approximates,” “believes,” “hopes,” “expects,” “anticipates,” “estimates,” “projects,” “intends,” “plans,” “will,” “would,” “should,” “could,” “may,” or other similar expressions in this prospectus. These statements are likely to address our growth strategy, financial results, and product and development programs. You must carefully consider any such statements and should understand that many factors could cause actual results to differ from our forward-looking statements. These factors may include inaccurate assumptions and a broad variety of other risks and uncertainties, including some that are known and some that are not. No forward-looking statement can be guaranteed and actual future results may vary materially. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to: assumptions about our future financial and operating results, including revenue, income, expenditures, cash balances, and other financial items; our ability to execute our growth, and expansion, including our ability to meet our goals; current and future economic and political conditions; our capital requirements and our ability to raise any additional financing which we may require; our ability to attract clients and further enhance our brand recognition; our ability to hire and retain qualified management personnel and key employees in order to enable us to develop our business; the COVID-19 pandemic; trends and competition in the cash rebates industry and the digital advertising industry; and other assumptions described in this prospectus underlying or relating to any forward-looking statements.

We describe certain material risks, uncertainties, and assumptions that could affect our business, including our financial condition and results of operations, under “Risk Factors.” We base our forward-looking statements on our management’s beliefs and assumptions based on information available to our management at the time the statements are made. We caution you that actual outcomes and results may, and are likely to, differ materially from what is expressed, implied or forecast by our forward-looking statements. Accordingly, you should be careful about relying on any forward-looking statements. Except as required under the federal securities laws, we do not have any intention or obligation to update publicly any forward-looking statements after the distribution of this prospectus, whether as a result of new information, future events, changes in assumptions, or otherwise.

This prospectus contains data related to the cash rebates industry and the digital advertising industry in Southeast Asia. This industry data includes projections that are based on a number of assumptions which have been derived from industry and government sources which we believe to be reasonable. The cash rebates industry and the digital advertising industry may not grow at the rate projected by industry data, or at all. The failure of the industries to grow as anticipated is likely to have a material adverse effect on our business and the market price of our Ordinary Shares. In addition, the rapidly changing nature of the cash rebates industry and the digital advertising industry subjects any projections or estimates relating to the growth prospects or future condition of our industries to significant uncertainties. Furthermore, if any one or more of the assumptions underlying the industry data turns out to be incorrect, actual results may, and are likely to, differ from the projections based on these assumptions.

# Offering Summary

STARBOX

| | |
|---|---|
| **Issuer** | Starbox Group Holdings Ltd. |
| **Securities** | Ordinary Shares |
| **Offering Type** | Initial Public Offering |
| **Proposed Listing/Symbol** | Nasdaq Capital Market: STBX |
| **Ordinary Shares Offered** | 5,000,000 Ordinary Shares, or 5,750,000 Ordinary Shares if the underwriters exercise their over-allotment option in full |
| **Offering Price** | $4.00 to $5.00 per Ordinary Share |
| **Net Proceeds** | approximately $19.7 million (based upon an assumed initial public offering price of $4.50 per Ordinary Share, which is the midpoint of the estimated initial public offering price range) (or approximately $23.0 million if the underwriters exercise their over-allotment option in full) |
| **Use of Proceeds** | • Approximately 60% for expanding our business into other countries in Southeast Asia, including (i) establishing representative offices or appointing local partners and hiring key marketing employees who are familiar with local languages and cultures, (ii) integrating our websites and mobile apps with the representative offices or local partners, and (iii) promoting our brands in these countries;<br>• Approximately 20% for upgrading our software and systems;<br>• Approximately 20% for promoting our brands in Malaysia. |
| **Underwriter** | Network 1 Financial Securities, Inc. |

*See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.*

# Table of Contents


STARBOX

# Part 1: Company Overview

# Company Overview

STARBOX

**We are Building a Cash Rebate, Digital Advertising, and Payment Solution Business Ecosystem Targeting Micro, Small, and Medium Enterprises.**

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**3 Trademarks**[3]
registered in Malaysia

**4 Patents**[3]
pending patent applications

**34 Trademarks**[3]
pending trademark applications

**Payment Solution**

**Process Payments Through Multiple Payment Methods**

**14 Merchants**[2]
referred to VE services

**Cash Rebates**

**600,000+ Members**[1]
**799 Merchants**[1]
on the GETBATS platform

**180,000+ Transactions Facilitated**[2]
through the GETBATS platforms

**Digital Advertising**

**500+ Episodes of Licensed Movies & TV Series**
on the SEEBATS platform

**42 Advertisers**[2]

Note: [1]As of March 31, 2022, [2]For the Six Months Ended March 31, 2022, [3] As of July 20, 2022

*See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.*

# Business Ecosystem



Direct Database Marketing Platform
Composite Database
Advertisement
GETBATS
#1 REBATES
SEEBATS
Merchants
Drive Website Traffic Back
Provide Data
Collect Data
Collect Data
Members
Business Data Analysis System
Push Notification via GETBATS
Security
Convenience
PAYBATS

See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

# Growth Strategies

1. **Further Expand Our Business Scale and Secure New Advertisers**

2. **Further Grow Our Merchant and Member bases on the GETBATS Website and Mobile App**

3. **Continue to Invest in and Develop Technologies Relating to Data Analysis**

4. **Expand Our Cash Rebate and Digital Advertising Services Internationally**

*See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.*

# Corporate Structure



ZYZ Group Holdings Limited
ZY Sales & Distribution Sdn. Bhd.
Liu Marketing (M) Sdn. Bhd
EVL Corporation Limited
WJG Group Holding Ltd.
Nevis International B & T Sdn Bhd.
Lee Choon Wooi
Khoo Kien Hoe
Minority Shareholders
Public Shareholders
Pre-IPO%/Post-IPO%
23.5%/20.9%
9.0%/8.0%
9.0%/8.0%
9.0%/8.0%
9.0%/8.0%
9.0%/8.0%
2.0%/1.8%
2.0%/1.8%
27.5%/24.4%
0%/11.1%
Starbox Group Holdings Ltd.
Cayman Islands, 2021
100%
Starbox Holdings Berhad
Malaysia, 2019
100%
100%
100%
StarboxTV Sdn. Bhd.
Malaysia, 2019
Starbox Rebates Sdn. Bhd.
Malaysia, 2019
Paybats Sdn. Bhd.
Malaysia, 2019

# Part 2: Investment Highlights

STARBOX

# Investment Highlights

**Business Ecosystem Comprising Cash Rebate, Digital Advertising, and Payment Solution Services**

**Capability of Providing Targeted Digital Advertising Services by Leveraging Business Data Analysis Technology**

**Solid Advertiser Base Spanning a Wide Range of Industries**

**Visionary and Experienced Management Team with Strong Technical and Operational Expertise**

STARBOX

# Part 2: Industry Overview

# Market Size of E-commerce Industry in Southeast Asia



Market Size of E-commerce Industry (Southeast Asia), 2016-2026E
US$ Billion
%
CAGR: 54.5%
CAGR: 19.9%
9.3
14.0
21.1
33.6
58.1
82.0
113.6
146.1
176.1
205.1
234.5
2016
2017
2018
2019
2020
2021
2022E
2023E
2024E
2025E
2026E

**The Number of Internet Users in Southeast Asia Countries**

**315.6 Million** in 2016

**480 Million** in 2021

**The Market Size of E-Commerce in Southeast Asia Countries**

**US$9.3 Billion** in 2016

72.3% CAGR

**US$82.0 Billion** in 2021

19.9% CAGR

**US$234.5 Billion** in 2026E

Source: Frost & Sullivan

*See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.*

# Part 3: GETBATS Overview

# GETBATS – Cash Rebates

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In-Store
Partners
Merchant
FAQ
Language
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## Online & Offline

- Members may use the GETBATS website, www.getbats.com, or mobile app as their personal shopping portal and earn cash rebates.

## Functions

- Search
- Location-based Services
- Merchant and Deal Spotlight
- Smart Categories
- Member Account Management
- Merchant Account Management


GETBATS.
#1 REBATES

## Members

- Grow Member base through marketing initiatives and word-of-mouth.

## Merchants

- Merchants from over 20 Industries.

# GETBATS – Cash Rebates
## Acquisition Channels



Market Intelligence & Industry Insights
Industry Connections
Referrals
Merchants Acquisition Channels
Affiliate Marketing Platform
Collaboration with Existing Merchants



Members Acquisition Channels
1
Social Media & Email Marketing
2
Referral Programs & Affiliate Marketing
3
Search Engine Optimization Marketing & Display Advertisement
4
Influential Marketing
5
Corporate Social Responsibilities Events
6
Public Relation & Brand Partnerships
7
Printed Flyers & Billboard

**Online & Offline Marketing Initiatives**

*See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.*

# Market Size of Cash Rebate and Coupon in Southeast Asia

## Market Size of Cash Rebate and Coupon in Southeast Asia, 2016-2026E

| | 2016-2021 | 2022E-2026E |
|---|---|---|
| CAGR | 58.4% | 23.1% |


Market Size
YoY growth rate
US$ Millions
%
8,000
7,000
6,000
5,000
4,000
3,000
2,000
1,000
0
100
90
80
70
60
50
40
30
20
10
0
213.9
336.0
527.5
853.4
1,493.2
2,132.0
3,067.2
4,090.8
5,018.9
5,947.9
7,035.0
57.1%
57.0%
61.8%
75.0%
42.8%
43.9%
33.4%
22.7%
18.5%
18.3%
2016
2017
2018
2019
2020
2021
2022E
2023E
2024E
2025E
2026E


$213.9 Million
58.4% CAGR
$2,132.0 Million
23.1% CAGR
$7,035.0 Million
2016
2021
2026E

Source: Frost & Sullivan

*See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.*

# Part 4: SEEBATS Overview

# SEEBATS – Digital Advertising

## SEEBATS Website and Mobile App: A Video Streaming Platform

Viewers may sign up for a **free membership** and watch movies and television series on our website, www.seebats.com, or our SEEBATS TV mobile app through OTT streaming.


seebats.com/en/home.phtml
SEEBATS
Language
Sign In
WATCH UNLIMITED SHOWS & MOVIES with SEEBATS
WATCH NOW!
TO ADVERTISE WITH

**579**
Licensed Movies & TV Series

**8**
Tiers Advertising Packages

SEEBATS


SEEBATS
Language
Sign In
WATCH UNLIMITED SHOWS & MOVIES with SEEBATS
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PREMIUM MOVIE
STREAM UNLIMITED MOVIE & TV SHOWS
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### Digital Placement Formats on SEEBATS Website and Mobile App:

- Banner advertisements on the homepage of our SEEBATS website and mobile app
- Banner advertisements on the video pages
- In-stream video ads played at the beginning or in the middle of videos
- Background advertisements via digital product placements that appear above or below a selected video screen concurrently with a user viewing a video

# Digital Advertising
## Ad Distribution Channels

STARBOX

We offer **8** tiers of digital advertisement distribution packages on our website, www.seebats.com, or our SEEBATS TV mobile app through OTT streaming.

**SEEBATS Website and Mobile App**

We have built a **diverse advertiser base** from **a broad range of industries**, including luxury property development, medical services, retail jewelry sales, real estate agencies and others.


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**GETBATS Website and Mobile App**

**Social Media**

Our social media marketing services generally involve the **design** and **implementation of creative advertising campaigns** carried out on **social media platforms** through the use of influential social media accounts with suitable target audiences.


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We offer **3** types of digital advertising services through our GETBATS website and mobile app:

- **Peer-to-peer influencing tools**
- **Push Notification and Email Marketing**
- **Banner Advertisements**


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# Digital Advertising
## Services and Operational Flow

### *Acquiring Advertisers*

We acquire advertisers through various means, including：

- Approaching potential advertisers based on market intelligence and our industry insights.
- Exploit our industry connections to identify potential advertisers.
- Reaching out to our existing advertisers to explore further business opportunities.
- Referrals by our advertisers.

### *Pre-Launch*

- We discuss with the advertiser to understand its products or services, marketing budget, and marketing objectives.
- We may provide advice and services on advertising strategies and ad optimization, generally covering banner ads, in-stream ads on our SEEBATS website and mobile app, push notification and email ads on our GETBATS website and mobile app, and social media ads.

### *Campaign Launch and Performance Review*

- We have implemented measures to ensure that our ad content does not violate laws and regulations.
- We monitor and assess the overall effectiveness of the advertising campaign, and further advise our advertisers on advertising strategies and optimization to continuously improve the effectiveness of their ad campaigns.

# Market Size of Digital Advertising Industry in Southeast Asia


Market Size of Digital Advertising Industry (Southeast Asia), 2016-2026E
US$ Billion
%
CAGR: 13.4%
CAGR: 9.3%
5.3
6.1
6.8
7.6
8.8
10.0
11.1
12.2
13.4
14.7
15.9
2016
2017
2018
2019
2020
2021
2022E
2023E
2024E
2025E
2026E


$5.3 Billion
2016
13.4% CAGR
$10.0 Billion
2021
9.3% CAGR
$15.9 Billion
2026E

Source: Frost & Sullivan

*See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.*

# Industry Value Chain

## Industry Value Chain of Digital Advertising Services

| Upstream | Midstream | | Downstream |
|---|---|---|---|
| **Merchants** | **Digital Advertising Service Providers** | **Internet Platforms** | **Consumers** |
| • Promote The **Products** and **Services** Online through Different Platforms.<br>• Needs for **Management of Social Media Pages** and **Online Advertisements.** | • **Create, Aggregate** and **Distribute** Digital Content.<br>• **Establish Partnership** with Internet Platforms and Other Parties in the provision of Digital Advertising Services.<br>• Advise on **Digital Advertising Strategies, Execution Plan** and **Timetables** to Roll Out Advertisements.<br>• Poses Database and Intelligence in Forming Strategies and Perform Actions including **Anticipating**, **Segmentation**, **Analyzing,** and **Tracking.** | • Search Engine Platforms, such as **Google, Yahoo, Bing, YouTube**.<br>• Social Media Platforms, such as **Facebook, Instagram, Weibo**.<br>• Messenger Apps and Push Notifications such as, **WeChat**, **Snapchat**.<br>• Email Marketing.<br>• Online Advertisements. | • Internet Users that Actively **Browse Different Webpages** and **Social Media Pages**.<br>• Consumer Groups that are **Targeted to View Specific Advertisements**.<br>• Consumers could Access to Websites that Show the **Most Relevant Content and Information**. |

Source: Frost & Sullivan

# Market Drivers & Trend

STARBOX

**Advancement of Technologies and Analytic Tools**

Leverage **artificial intelligence** and **machine learning** to track customers' information, such as their **demographics, locations, purchasing patterns, and preferences.**

Market Driver #1

**Thriving Economic Conditions and Increasing Internet Penetration and Usage**

The continuous elevation of income has precipitated an **improved living standard** and **increased consumer spending**.

The number of Internet users in Southeast Asia reached **more than 420 million** in 2021.

Market Driver #2

**Accessibility and development 5G technology**

**Increasing varieties of marketing, such as content marketing and live streaming**

**User experience-oriented services**

**Market Trend**

**Supportive Policies in Promoting Online Eco-System**

In December 2021, the Association of Southeast Asian Nations ("ASEAN") countries entered into the **ASEAN Agreement on Electronic Commerce.**

Market Driver #3

**Emergence of Programmatic Advertisement Buying in Digital Advertising Industry**

Programmatic advertisement buying involves **automated buying and selling of digital advertising** through real-time bidding on demand-side platforms.

Market Driver #4

Source: Frost & Sullivan

*See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.*

# Part 5: PAYBATS Overview

# PAYBATS - Payment Solutions

**We serve as its independent merchant recruitment and onboarding agent and refer merchants to VE Services (Payment Solution Services) to process payments through multiple payment methods.**

## Internet Banking (FPX)

## E-Wallet

# Part 6: Technology and Data Security

# Technology

STARBOX

## Our Proprietary Technologies

### 1 Merchant & Member Onboarding System

**A System that Incentivizes both Merchants & Members**

- Merchants and Members both Benefit from Transactions Facilitated via Cash Rebate System
- Merchants and Members Referral Rebates
- Pending Patent Approval*:
  - System and Method to Seamlessly Onboard Merchants and Members to an Electronic Commerce Website

### 2 Cash Rebate Calculation & Distribution System

**Transmission & Rule Engine**

- Cash Rebate Calculation Processor Transmits the Expending Data to a Rule Engine
- Calculation Engine Calculates and Distributes the Total Rebates Payable to Different Entities:
  - Spending Member
  - Referrals
  - Agent-Merchants
  - Agent-Customer
- Pending Patent Approval*:
  - System and Method to Compute Payable Rebates and Distribute the Payable Rebates to Distribution Entities

### 3 Business Data Analysis System

**Spending Behavior Data**

- Monitor Members' Behaviors and Parse all the Data Properties:
  - Login Patterns (Time, Date, and Frequency of Login)
  - Deals & Promotions
  - Clicked Advertisements
  - Shared Merchant Links
- Our User Profiling Engine Infers the Viewers' Interest, Demographic, Intent, and other Features through Dynamic Correlation Analysis
- Pending Patent Approval*:
  - System and Method to Analyze Business Data based on Spending Behavior Data

### 4 Payment Token System

**Tokenization & Security**

- Utilize Token Payment Data to Facilitate Secure and Convenient Transactions
- Pending Patent Approval*:
  - System and Method to Create a Flexible Payment Token for A Plurality of Merchants

Note: *As of July 20, 2022

# Data Privacy and Security

### Data Collection

- Collect data solely to analyze consumer behaviors and advertising performance.
- Do not collect personally identifiable information without consent from Members.
- Do not disclose information without approval from Members or Merchants.


We Treat All Information We Collect as Confidential

### Data Security

- Put in place appropriate physical, electronic, and managerial procedures.
- Prevent unauthorized access.
- Preserve data integrity.
- Ensure the appropriate use of data.


DATA

### Software Level

- Encrypt important and sensitive data.
- Only authorized personnel may access the backend of our systems.
- Central controls to govern user roles and permissions.



### Hardware Level

- Only authorized information technology personnel have access to our servers.
- Data backup is kept inside our company safe box.
- Established a hardware firewall where all traffic is inspected and filtered according to a comprehensive set of rules.

*See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.*

# Part 7: Management Team

# Management Team



**Lee Choon Wooi**
**Chief Executive Officer**

- Mr. Lee has extensive experience in multi-level computation systems.
- Mr. Lee has served as the Chief Executive Officer at Starbox Holdings Berhad since January 2020.
- Mr. Lee served as an Executive Director at Teclutions Sdn. Bhd. from November 2013 to September 2021.
- Mr. Lee received his Bachelor's degree in Business Computing from the University of Southern Queensland in 1995.



**Khoo Kien Hoe**
**Chief Financial Officer**

- Mr. Khoo has over 25 years of experience in corporate advisory, auditing, accounting, taxation, and company secretarial matters.
- Mr. Khoo has served as an independent Non-executive Director and the Chairman of the audit committee at Scanwolf Corporation Berhad (KLSE: SCNWOLF), a public listed company in Malaysia since November 2021.
- Mr. Khoo has served as the Chief Financial Officer at Starbox Holdings Berhad since January 2020.
- Mr. Khoo has served as an independent Non-executive Director and the Chairman of the audit committee at Sunzen Biotech Berhad (KLSE: SUNZEN), a public listed company in Malaysia since July 2014.
- Mr. Khoo is an ACCA Fellowship (FCCA) and a member of MIA in Malaysia (Chartered Accountant) and received his Certificate in Accounting with Business Computing in 1992 and a diploma in Commerce in 1995 from Tunku Abdul Rahman University College.

# Board of Directors



## Lee Choon Wooi

### Director and Chairman of the Board of Directors

- Mr. Lee has extensive experience in multi-level computation systems.
- Mr. Lee has served as the Chief Executive Officer at Starbox Holdings Berhad since January 2020.
- Mr. Lee served as an Executive Director at Teclutions Sdn. Bhd. from November 2013 to September 2021.
- Mr. Lee received his Bachelor's degree in Business Computing from the University of Southern Queensland in 1995.



## Khoo Kien Hoe

### Director

- Mr. Khoo has over 25 years of experience in corporate advisory, auditing, accounting, taxation, and company secretarial matters.
- Mr. Khoo has served as an independent Non-executive Director and the Chairman of the audit committee at Scanwolf Corporation Berhad (KLSE: SCNWOLF), a public listed company in Malaysia since November 2021.
- Mr. Khoo has served as the Chief Financial Officer at Starbox Holdings Berhad since January 2020.
- Mr. Khoo has served as an independent Non-executive Director and the Chairman of the audit committee at Sunzen Biotech Berhad (KLSE: SUNZEN), a public listed company in Malaysia since July 2014.
- Mr. Khoo is an ACCA Fellowship (FCCA) and a member of MIA in Malaysia (Chartered Accountant) and received his Certificate in Accounting with Business Computing in 1992 and a diploma in Commerce in 1995 from Tunku Abdul Rahman University College.



## Dato' Dr. Lai Kwong Choy

### Independent Director

- Dr. Lai has over 29 years of management experience in the healthcare industry.
- Dr. Lai has served as the Medical Officer in charge of the Emergency Department at Cengild G.I. Medical Center in Malaysia since October 2017.
- Dr. Lai has served as a General Practitioner and Partner at Klinik Tanming Jaya since May 1992.
- Dr. Lai received his M.D. degree in Medicine from the National University of Malaysia in 1988, and subsequently obtained a Diploma of Family Medicine in 2014 and participated in the Advanced Training in Family Medicine Program in 2016, both from the Academy of Family Physicians of Malaysia.



## Sung Ming-Hsuan

### Independent Director

- Ms. Sung has extensive experience in finance and investment and has served as the President at Skyrocket Investments LLC since December 2011.
- Ms. Sung also served as a Director at Taipro Corporation Ltd. from September 2007 to July 2016.
- Ms. Sung served as a Management Consultant at Howard Hotel from September 2005 to August 2007.
- Ms. Sung received her Bachelor's degree in Hospitality Management from the Collins College of Hospitality Management at California State Polytechnic University, Pomona in 2004.



## Law Peck Woon

### Independent Director

- Ms. Law has over 20 years of experience in legal practice.
- Ms. Law has served as a Legal Consultant at HZX Global Sdn. Bhd. and Midlands Riverfront Sdn. Bhd. since February 2018.
- Ms. Law has also served as the Deputy Chairperson of the Malaysia Anxi Chamber of Commerce and Industry since February 2020.
- Ms. Law received her Bachelor of Law degree from the University of Sheffield, England in 2000.

# Part 8: Financial and Operational Highlights

# Financial Highlights

## Total Revenue


US$
3,166,228
YOY: 1,957.8%
153,863
FY2020
FY2021

## Digital Advertising Services


US$
YOY: 1,962.4%
3,158,
520
153,145
FY2020
FY2021

## Cash Rebate Services


US$
YOY: 765.5%
6,214
718
FY2020
FY2021

## Payment Solution Services


US$
1,494
YOY: 100.0%
0
FY2020
FY2021

Note: Fiscal Year Ended September 30

*See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.*

# Financial Highlights

## Total Revenue


US$
YOY: 2,352.9%
2,922,413
119,143
1H2021 Unaudited
1H2022 Unaudited

## Digital Advertising Services


US$
YOY: 2,381.6%
2,911,482
117,32
2
1H2021 Unaudited
1H2022 Unaudited

## Cash Rebate Services


US$
YOY: 204.9%
5,552
1,821
1H2021 Unaudited
1H2022 Unaudited

## Payment Solution Services


US$
YOY: 100.0%
5,379
0
1H2021 Unaudited
1H2022 Unaudited

Note: Six Months Ended March 31

*See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.*

# Financial Highlights


Net Income
US$ Million
1.45 *
(0.21)*
FY2020
FY2021


Net Income Margin
45.7%
-133.3%
FY2020
FY2021

Note: Fiscal Year Ended September 30, *Approximately

*See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.*

# Financial Highlights



Net Income
US$ Million
1.26*
(0.19)*
1H2021 Unaudited
1H2022 Unaudited



Net Income Margin
43.0%
-158.9%
1H2021 Unaudited
1H2022 Unaudited

Note: Six Months Ended March 31, *Approximately

*See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.*

# Operational Highlights

**Number of Members**



66,580
514,167
613,509
FY2020
FY2021
1H2022 Unaudited

**Number of Merchants**



478
723
799
FY2020
FY2021
1H2022 Unaudited

Note: Fiscal Year Ended September 30, Six Months Ended March 31

*See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.*

# Expansion Plan

**Thailand & Philippines**

Between July 2022 and June 2023

**Indonesia, Brunei, Singapore, and other countries in Southeast Asia**

Between July 2023 and June 2025



*See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.*

# Our Vision



Social Media Marketing
Shopee
Grab
Laz
ZALORA
More ...
e-Commerce Platform
Mango Tv
SEEBATS
Advertisement & Promotion
GETBATS
#1 Big Data Marketing
PAYBATS
Payment
MDR
Business Solutions
GETBATS
#1 Rebates
e-Voucher
Nano-Influencer
KOL
Affiliate Marketing
Blogger
Digital Communication
Email
sms
Sms
Notification
AI Chatbot

Leverage **Business Data Analysis Technology** to Provide **Targeted** Advertisements based on Our Composite Database of Merchants and Members on Our Websites and Mobile Apps.



# Contact

Issuer

**Starbox Group Holdings Ltd.**

Email: ir@starboxholdings.com
Tel: +603 2781 9066

Address:
VO2-03-07, Velocity Office 2,
Lingkaran SV, Sunway Velocity, 55100
Kuala Lumpur, Malaysia

Underwriter

**Network 1 Financial Securities, Inc.**

Karen Mu
Email: kmu@netw1.com
Adam Pasholk
Email: adampasholk@netw1.com

Address:
2 Bridge Avenue, Suite 241
Red Bank, NJ 07701 USA

Investor Relations

**Ascent Investor Relations LLC**

Tina Xiao
Email: tina.xiao@ascent-ir.com
Tel: +1-917-609-0333

Address:
733 Third Avenue, 16th Floor
New York, NY 10017 USA